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                                                                 EXHIBIT (m)(xx)

                           OLD WESTBURY FUNDS, INC.

                       Old Westbury Municipal Bond Fund

                             Amended and Restated
                Distribution and Service Plan Pursuant to Rule
                12b-1 Under the Investment Company Act of 1940


          This Distribution and Service Plan (the "Plan") is hereby amended to reflect that BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services is the Distributor (the "Distributor"). The Board of Directors of the Fund has approved unanimously this amendment to the Plan and has authorized the Fund to re-execute the Distribution Agreement and Shareholder Servicing Agreement with the Distributor to reflect the foregoing. The Plan is hereby amended in its entirety as set forth herein and as authorized under Section 9 of the previous Plan.

          The Plan is adopted by Old Westbury Funds, Inc. (the "Fund"), on behalf of Old Westbury International Fund (the "Portfolio") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                   The Plan
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          1.  The Portfolio and the Distributor have entered into a Distribution
Agreement, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of the Portfolio's shares. Pursuant to the Distribution Agreement, the Distributor, for nominal
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consideration and as agent of the Portfolio, will solicit orders for the purchase of the Portfolio's shares, provided that any subscriptions and orders for the purchase of the Portfolio's shares will not be binding on the Portfolio until accepted by the Portfolio as principal.

          2. (a) The Portfolio and the Distributor have entered into a Shareholder Servicing Agreement, in a form satisfactory to the Fund's Board of Directors, which provides that the Distributor is permitted to receive payments from the Portfolio to permit it to make payments to broker-dealers (each, a "Broker-Dealer") with which it has written agreements and whose clients are Portfolio shareholders, for performing shareholder servicing functions on behalf of the Portfolio.

          (b) In addition, the Portfolio and Bessemer Trust Company, N.A. (the "Advisor") have also entered into a Shareholder Servicing Agreement, in a form satisfactory to the Fund's Board of Directors, which provides that the Advisor is permitted to receive a payment from the Portfolio to compensate it for performing shareholder servicing functions for its clients. In addition, the Shareholder Servicing Agreement provides that the Advisor is permitted to receive payments from the Portfolio to permit it to make payments to banks, savings and loans and other financial institutions with which it has written agreements and whose clients are Portfolio shareholders (each institution, a "Shareholder Servicing Agent") for performing shareholder servicing functions on behalf of the Portfolio.

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              (c) The Advisor or the Distributor, as the case may be, may make payments from time to time from their own resources (which may include the advisory fees of the Advisor) and past profits for the following purposes:

          (i) to defray the costs of, and to compensate others, including financial intermediaries with whom the Distributor or the Advisor has entered into written agreements, for performing shareholder servicing and related administrative functions on behalf of the Portfolio;

          (ii) to compensate certain financial intermediaries for providing assistance in distributing the Portfolio's shares;

          (iii) to pay the costs of printing and distributing the Portfolio's prospectus to prospective investors; and

          (iv) to defray the costs of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel in connection with the distribution of the Portfolio's shares.

Each of the Shareholder Servicing Agreements will further provide that the Distributor or the Advisor, as the case may be, in their sole discretion, will determine the amount of such payments made pursuant to the Plan with the Shareholder Servicing Agents and Broker-Dealers they have contracted with, provided that such payments will not increase the amount which the Portfolio is

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required to pay to the Distributor or the Advisor for any fiscal year under the
Shareholder Servicing Agreements.

          (d) In addition, the Advisor may make payments from time to time from its fees under the Shareholder Servicing Agreement to Shareholder Servicing Agents for the purpose enumerated in paragraph (c)(1) above.

          3. The Portfolio will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and the Advisor in carrying out their obligations under their respective Shareholder Servicing Agreements and (ii) typesetting, printing and delivering the Portfolio's prospectus to existing shareholders of the Portfolio and preparing and printing subscription application forms for shareholder accounts.

          4. Payments by the Distributor to Broker-Dealers and payments by the Advisor to Shareholder Servicing Agents for the purpose of distributing the Portfolio's shares and providing shareholder servicing are subject to compliance by them with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into between the Distributor and the Broker-Dealers, and between the Advisor and the Shareholder Servicing Agents.

          5. The Portfolio and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for these purposes by the Portfolio, the Distributor and the Advisor,

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pursuant to the Plan and identifying the activities for which such expenditures were made.

          6. The Plan became effective upon approval by (i) a majority of the outstanding voting securities of the Portfolio (as defined in the Act), and (ii) a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the Act) of the Portfolio and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

          7. The Plan will remain in effect until August 31, 2001 unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 6 hereof.

          8. The Plan may be amended at any time with the approval of the Board of Directors of the Portfolio, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause
(ii) of paragraph 6 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Portfolio pursuant to the Plan will be effective only on the additional approval as provided in clause (i) of paragraph 6 hereof.

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          9.  The Plan may be terminated without penalty at any time (i) by a vote of the majority of the entire Board of Directors of the Fund and by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Portfolio and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Portfolio (as defined in the Act).

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